AMENDMENT NO. 3 TO RIGHTS AGREEMENT


            AMENDMENT NO. 3, (this "Amendment No. 3") dated as of April 11, 2002, to the Rights Agreement, dated as of February 14, 2000, as amended, by and between EOG Resources, Inc. (the "Company") and EquiServe Trust Company of New York (as Rights Agent) (the "Rights Agreement").

            WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

            WHEREAS, the Company, Cooperatieve Centrale
Raiffeisen-Boerenleenbank B.A., a cooperative institution organized under the laws of The Netherlands ("Rabobank") and Royal Bank of Canada, a corporation organized under the laws of Canada ("RBC") have entered into an agreement, dated as of April 4, 2002 (the "EOG Share Agreement"), to govern various aspects of their future relationships, including certain obligations of the Company and certain limitations on the actions of Rabobank and RBC and their respective affiliates with respect to the Company and on their ability to sell, transfer, pledge or otherwise dispose of shares of the Company; and

            WHEREAS, pursuant to Section 1 of the EOG Share Agreement, the Company has agreed to amend its Rights Agreement as provided therein; and

            WHEREAS, the Board of Directors has determined that such amendment is in the best interest of the Company and its stockholders.

            NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

            1. Section 1 of the Rights Amendment is hereby modified and amended to include the following new definitions in the appropriate alphabetical position with the subsequent definitions being appropriately re-lettered and cross-references thereto being appropriately revised:

            "Block" shall mean 11,500,000 Common Shares of the Company in which Rabobank acquired a beneficial interest as a result of the structured finance transactions involving it, RBC and Enron Corp., an Oregon corporation, and affiliated parties thereof (as the same may be adjusted pursuant to Section 4 of the EOG Share Agreement and as the amount thereof may be reduced by any sales, transfers, pledges or other dispositions to purchasers other than Rabobank or RBC or their respective affiliates).

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            "EOG Share Agreement" shall mean the agreement between the Company,
            Rabobank and RBC, dated as of April 4, 2002.

            "Rabobank" shall mean Cooperatieve Centrale
            Raiffeisen-Boerenleenbank B.A., a cooperative institution organized under the laws of The Netherlands.

            "RBC" shall mean the Royal Bank of Canada, a corporation organized under the laws of Canada.

            2. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

            Notwithstanding the foregoing, Rabobank shall not be deemed an "Acquiring Person" so long as it beneficially owns, in addition to its beneficial ownership interest in the Block (including any direct ownership interest thereof which may arise as a result of a purchase of the Block by Rabobank), not more than an aggregate of 1,500,000 Common Shares of the Company, all of which shall be beneficially owned as a result of the ordinary course operations conducted by it or its subsidiaries which are engaged in the asset management business and provided such shares are not held with any purpose or effect of changing or influencing control of the Company. If following the date hereof the Common Shares of the Company are changed by reason of any reclassification, split up, stock split, reverse stock split, stock dividend, stock combination, merger, share exchange or similar transaction, the foregoing reference to 1,500,000 Common Shares of the Company shall be equitably adjusted.



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            IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                           EOG RESOURCES, INC.



                           By:  /s/ Edmund P. Segner
                              --------------------------------------------------
                           Name:  Edmund P. Segner
                           Title: President and Chief of Staff



                           EQUISERVE TRUST COMPANY, N.A.
                                (as Rights Agent)



                           By:  /s/ Collin Ekeogu
                              --------------------------------------------------
                           Name:  Collin Ekeogu
                           Title: Director




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